AMENDED AND RESTATED TERM LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED TERM LOAN AND SECURITY AGREEMENT dated as of the 27th day of February, 2007, is entered into by and among Pac-West Telecomm, Inc., a corporation organized and existing under the laws of the State of Califorina having its principal office at 1776 W. March Lane, Stockton, CA 95207 (and as of March 15, 2007, having its principal office at 4210 Coronado Ave., Stockton, CA 95204) (“Customer”), and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, Chicago, IL 60601 (“MLC”) (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

RECITALS

On May 21, 2004, Customer delivered to MLC that certain Collateral Installment Note of even date in the original principal amount of Two Million Four Hundred Thousand Eight Hundred Eighty Seven and 18/100 Dollars ($2,400,887.18) (“May 2004 Note”) which is secured as provided by that certain Term Loan and Security Agreement of even date between Customer and the MLC (collectively, the “May 2004 Loan Agreement”). Under the May 2004 Loan Agreement, Customer is obligated to make monthly payments to MLC in the amount of approximately $76,046.54 per month, with the final monthly payment due to MLC on June 1, 2007.

On July 2, 2004, Customer delivered to MLC that certain Collateral Installment Note of even date in the original principal amount of Two Million Nine Hundred Ninety Six Thousand Four Hundred Forty Five and 82/100 Dollars ($2,996,445.82) (“July 2004 Note”) which is secured as provided by that certain Term Loan and Security Agreement of even date between Customer and MLC (collectively, the “July 2004 Loan Agreement”). Under the July 2004 Loan Agreement, Customer is obligated to make monthly payments to MLC in the amount of approximately $94,889.92 per month, with the final monthly payment due to MLC on August 1, 2007.

On May 27, 2005, Customer delivered to MLC that certain Collateral Installment Note of even date in the original principal amount of One Million Nine Hundred Forty Nine Thousand Ninety and 94/100 Dollars ($1,949,090.94) (“May 2005 Note”) which is secured as provided by that certain Term Loan and Security Agreement of even date between Customer and MLC (collectively, the “May 2005 Loan Agreement”). Under the May 2005 Loan Agreement, Customer is obligated to make monthly payments to MLC in the amount of approximately $61,671.35 per month, with the final monthly payment due to MLC on June 1, 2008.

On November 30, 2005, Customer delivered to MLC that certain Collateral Installment Note of even date in the original principal amount of Four Million Four Hundred Seventy Four Thousand Five Hundred Eighty Eight and 64 /100 Dollars ($4,474,588.64) (“November 2005 Note” and together with the May 2004 Note, the July 2004 Note and the May 2005 Note, the “Original Notes”) which is secured as provided by that certain Term Loan and Security Agreement of even date between Customer and MLC (collectively, the “November 2005 Loan Agreement” and together with the May 2004 Loan Agreement, July 2004 Loan Agreement and May 2005 Loan Agreement, as each may have been amended, restated supplemented or otherwise modified from time to time prior hereto, the “Original Loan Agreements”). Under the November 2005 Loan Agreement, Customer is obligated to make monthly payments to MLC in the amount of approximately $142,866.14 per month, with the final monthly payment due to MLC on December 1, 2008.

Pursuant to the Original Loan Agreements, MLC agreed, at the request of Customer and from time to time, to lend money, advance funds or otherwise extend credit to Customer so that Customer could purchase telecommunication and related equipment, in accordance with the terms and provisions of the Original Loan Agreements.

Pursuant to that certain Agreement to Restructure dated as of November 15, 2006, between Customer and MLC (“Restructuring Agreement”) (i) upon the satisfaction of certain conditions precedent as set forth in Section 4(b) of the Restructuring Agreement, MLC agreed to restructure the obligations of Customer under the Original Loan Agreements, but only subject to terms and conditions set forth therein and (ii) Customer agreed to pay MLC in respect of the Customer’s obligations to MLC 20% of any interest savings achieved as a result of the tender of more than $21.0 million in principal amount of the Customer’s 13.5% Senior Notes due 2009 (the “Senior Notes”) as part of an exchange offer the Customer intends to conduct in respect of the Senior Notes.

In consideration of the mutual covenants of the parties hereto, Customer and MLC hereby agree to amend and restate the Original Loan Agreements, in their entirety, but only on the terms and conditions set forth herein as follows:

ARTICLE I.  DEFINITIONS

Section 1.1    Specific Terms. In addition to terms defined elsewhere in this Loan Agreement, when used herein the following terms shall have the following meanings:

“Applicable Law” shall mean all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws and labor laws.

“Bankruptcy Event” shall mean any of the following: (i) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (ii) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within sixty (60) days after filing; or (iii) any Credit Party shall make a general assignment for the benefit of creditors; or (iv) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or (v) any Credit Party shall be adjudicated a bankrupt or insolvent; or (vi) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (vii) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

“Business Day” shall mean any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of New York are authorized by law or other governmental action to close.

“Business Guarantor” shall mean every Guarantor that is not a natural person.

“Closing Date” shall mean the date upon which all conditions precedent to MLC’s obligation to make the Loan shall have been met to the satisfaction of MLC.

“Collateral” shall mean the collateral more fully described on Exhibit A attached hereto, howsoever arising, whether now owned or existing or hereafter acquired or arising, and wherever located; together with all parts thereof (including spare parts), all accessories, alterations and accessions thereto, all books and records (including computer records) directly related thereto, all proceeds thereof (including, without limitation, proceeds in the form of Accounts and insurance proceeds), and the additional collateral described in Section 4.4 hereof.

“Commitment Expiration Date” shall mean the earlier to occurr of (i) August 1, 2009 and (ii) any acceleration of the Obligations pursuant to Section 4.6(a)(ii) below.

“Credit Party” and “Credit Parties” shall mean, individually or collectively, the Customer, all Guarantors, and all Pledgors.

“Default” shall mean either an “Event of Default” as defined in Section 4.5 below, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

“Default Rate” shall mean an annual interest rate equal to the lesser of: (i) two percentage points over the Interest Rate; or (ii) the highest interest rate allowed by applicable law.

“Event of Loss” shall mean the occurrence whereby any tangible Collateral is damaged beyond repair, lost, totally destroyed or confiscated.

“GAAP” shall mean the generally accepted accounting principles in effect in the United States of America from time to time.

“General Funding Conditions” shall mean each of the following conditions to each loan or advance by MLC hereunder: (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by MLC; (ii) there shall not have occurred and be continuing any material adverse change in the business, condition (financial or otherwise) of any Credit Party; (iii) all representations and warranties of all of the Credit Parties herein or in any of the Loan Documents shall then be true and correct in all material respects; (iv) MLC shall have received this Loan Agreement and all of the other Loan Documents, duly executed, all of which shall be in form and substance satisfactory to MLC; (v) MLC shall have received, as and to the extent applicable, copies of invoices, bills of sale, loan payoff letters and/or other evidence reasonably satisfactory to it that the proceeds of the Loan will satisfy the Loan Purpose; (vi) MLC shall have received evidence reasonably satisfactory to it as to the ownership of the Collateral and the perfection and priority of MLC’s liens and security interests thereon, as well as the ownership of and the perfection and priority of MLC’s liens and security interests on any other collateral for the Obligations furnished pursuant to any of the Loan Documents; (vii) MLC shall have received evidence reasonably satisfactory to it of the insurance required hereby or by any of the Loan Documents on the Collateral; (viii) MLC has received notice from Customer (attached as Exhibit B hereto) requesting that MLC restructure the obligations of Customer under the Original Loan Agreements; (ix) except as set forth in Section 3(b) of the Restructuring Agreement, MLC shall have received all scheduled payments due under the Original Loan Agreements, including, without limitation, the December Payment (as defined in the Restructuring Agreement); (x) MLC shall have received each Semi-Annual Interest Payment, if any, then due to MLC in accordance with Section 5 Restructuring Agreement; (xi) MLC shall have received evidence (attached as Exhibit C hereto) that (a) Customer has fully drawn the full amount of the Tranche A Term Loan (as defined in the Senior Loan Facility), (b) the Tranche B Availability Date (as defined in the Senior Loan Facility) has occurred, and (c) Customer has the right to request Advances (as defined in the Senior Loan Facility); (xii) MLC shall have been reimbursed by Customer for the reasonable documented fees and expenses of MLC’s counsel incurred in connection with the Restructuring Agreement, this Loan Agreement and any other Loan Document; (xiii) Customer shall have provided to MLC the same financial information as is provided or is available to Pac-West Funding Company LLC (attached as Exhibit D hereto) and (ivx) any additional conditions, information and/or other documents as reasonably requested by MLC with respect to the transactions contemplated hereby shall have been met to the reasonable satisfaction of MLC.

“Guarantor” shall mean each Person obligated under a guaranty, endorsement or other undertaking by which such Person guarantees or assumes responsibility in any capacity for the payment or performance of any of the Obligations.

“Individual Guarantor” shall mean every Guarantor that is a natural person.

“Loan” shall have the meaning assigned to such term in Section 2.1 below.

“Loan Agreement” shall mean this agreement as titled in the initial paragraph hereof.

“Loan Documents” shall mean this Loan Agreement, any note, any guaranty of any of the Obligations and all other security and other instruments, assignments, certificates, certifications and agreements of any kind relating to any of the Obligations, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the creation, guaranty or collateralization of any of the Obligations or the granting or perfection of liens or security interests upon any Collateral or any other collateral for the Obligations, including any modifications, amendments or restatements of the foregoing.

“Loan Purpose” shall mean the purpose for which the proceeds of the Loan will be used; to wit: to purchase or finance equipment.

“Location of Tangible Collateral” shall mean the address of Customer where the collateral is located as set forth on Exhibit A hereto.

“Material Adverse Effect” shall mean any material adverse effect on the business or financial condition of Customer taken as a whole as reasonably determined by MLC.

“Note” shall have the meaning assigned to such term in Section 2.2 below.

“Obligations” shall mean all liabilities, indebtedness and obligations of Customer to MLC, howsoever created, arising or evidenced, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made (or deemed to be made) by or on behalf of MLC under the Loan Documents, collection and other costs and expenses incurred by or on behalf of MLC, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Customer under the Note issued pursuant hereto and this Loan Agreement (including, but not limited to, any Semi-Annual Interest Payments owing under Section 3 hereof), or any other note or evidence of indebtedness to MLC.

“Permitted Liens” shall mean with respect to the Collateral: (i) liens for current taxes not yet due and payable, other non-consensual liens arising in the ordinary course of business for sums not due, and, if MLC’s rights to and interest in the Collateral would not be materially and adversely affected thereby, any such liens for taxes or other non-consensual liens arising in the ordinary course of business being contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such liens and available to Customer for the payment of such taxes or other non-consensual liens; (ii) liens in favor of MLC; (iii) liens which will be discharged with the proceeds of the Loan; (iv) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen, or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; and (v) any other liens expressly permitted in writing by MLC.

“Person” shall mean any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or agency or other entity having legal status of any kind.

“Pledgor” shall mean each Person who at any time provided or provides collateral, or otherwise previously, now or hereinafter agrees to grant MLC a security interest in any assets as security for Customer’s Obligations.

“Senior Loan Facility” means the Amended and Restated Loan and Security Agreement, dated as of November 15, 2006, by and between Pac-West Funding Company LLC, as Lender (“PWFC”), the Customer, Pac-West Telecom of Virginia, Inc., PWT Services, Inc., and PWT of New York, Inc. (prior to giving effect to any amendments or modifications thereto).

“UCC” shall mean the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

    Section 1.2    Other Terms. Except as otherwise defined herein, all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC and accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

    Section 1.3    UCC Filing. The Customer hereby acknowledges that the financing statements filed in connection with the Original Loan Agreements, and listed on the chart attached as Exhibit E hereto, continue to to be effective hereunder without further amendment thereof. Customer hereby continues to authorize MLC to file a record or records (as defined or otherwise specified under the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as MLC may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to MLC herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as MLC may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the MLC herein.

ARTICLE II.    THE LOAN

    Section 2.1    Reaffirmation of Obligations under Original Loan Agreements. Customer acknowledges, agrees and reaffirms that as of the Closing Date and prior to giving effect to this Loan Agreement, it is indebted to MLC, in each case inclusive of accrued or accruing but unpaid interest, costs, fees and expenses (owing as of the date hereof) as follows (collectively, the “Original Loans”):

$450,863.82 in connection with the May 2004 Loan Agreement;

$744,235.29 in connection with the July 2004 Loan Agreement;

$1,050,780.67 in connection with the May 2005 Loan Agreement; and

$3,159,451.08 in connection with the November 2005 Loan Agreement.

From and after the Closing Date, the Original Loans shall be governed by the terms of this Loan Agreement. This Loan Agreement shall constitute an amendment and restatement of the terms governing the Original Loans and shall not be deemed to evidence a novation, extinguishment or a repayment and reborrowing of the Original Loans. Such Original Loans and the Liens securing payment thereof shall be continuing in all respects.

All references to the “Agreement” or the “Loan Agreement” in the Loan Documents delivered pursuant to the Original Loan Agreements shall be deemed to refer to this Loan Agreement without further amendment of such Loan Documents. The Loan Documents executed in connection with the Original Credit Agreement that are not amended and restated or otherwise superseded by corresponding Loan Documents executed and delivered in connection with this Loan Agreement shall remain in full force and effect (collectively, the “Continuing Loan Documents”). All references to the Original Loan Agreements (including any references to the schedules, subschedules, annexes or exhibits thereto) in the Continuing Loan Documents shall be deemed to refer to this Loan Agreement (and the applicable schedules, subschedules, annexes or exhibits hereto) without further amendment thereof. Each Credit Party hereby acknowledges and agrees that each of the Continuing Loan Documents to which such Credit Party is a party remains in full force and effect and hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of the Continuing Loan Documents to which it is a party and, to the extent such Credit Party granted Liens on or security interests in any of its properties pursuant to any of the Continuing Loan Documents as security for the Obligations, such Credit Party, as the case may be, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests secure all of the Obligations and remain in full force and effect after giving effect to this Loan Agreement.

Section 2.1  Commitment. Subject to the terms and conditions hereof, Customer and MLC hereby agree to combine the Original Loans into a single 30-month term installment loan in the aggregate principal amount of $5,405,330.86 (the “Loan”). MLC agrees to make the Loan to Customer for the Loan Purpose, and Customer agrees that all amounts borrowed shall satisfy the Loan Purpose from MLC. The entire proceeds of the Loan shall be deemed to have been disbursed on the Closing Date.

Section 2.2  Note. The Loan will be evidenced by and repayable in accordance with that certain Amended and Restated Collateral Installment Note made by Customer payable to the order of MLC and issued pursuant to this Loan Agreement (the “Note”). The Note is hereby incorporated as a part hereof as if fully set forth herein.

Section 2.3  Conditions of MLC’s Obligation. The Closing Date and MLC’s obligation to make the Loan on the Closing Date are subject to the prior fulfillment of each of the following conditions: (a) the Commitment Expiration Date shall not then have occurred and (b) each of the General Funding Conditions shall then have been met or satisfied to the reasonable satisfaction of MLC.

Section 2.4  Use of Loan Proceeds. The proceeds of the Loan shall continue to be used by Customer solely for a Loan Purpose, or, with the prior written consent of MLC, for other lawful business purposes of Customer not prohibited hereby. Customer agrees that under no circumstances will the proceeds of the Loan be used: (a) for personal, family or household purposes of any Person whatsoever, or (b) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, or (c) unless otherwise consented to in writing by MLC, to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including MLC and Merrill Lynch Credit Corporation).

ARTICLE III.    SENIOR NOTES

      Section 3.1   Senior Note Interest Savings. Customer has entered into a letter agreement pursuant to which the other party thereto has, subject to the terms and conditions thereof, committed to cause the tender into an exchange offer made to holders of Senior Notes of approximately $21.0 million of Senior Notes for which it holds investment discretion for the same principal amount of new 13.5% Senior Priority Notes due 2009 (the “Exchange Offer”). To the extent Customer receives and accepts as part of the Exchange Offer tenders of Senior Notes in excess of $21.0 million in principal amount, the amount of interest associated with Senior Note principal amount tendered in excess of $21.0 million is referred to herein as the “Senior Note Interest Savings.”

     Section 3.2   Semi-Annual Interest Payments. If Customer receives and accepts as part of the Exchange Offer tenders of Senior Notes in excess of $21.0 million in principal amount, until the Obligations are paid in full in cash, within five (5) business days of the payment of interest by Customer in connection with each Interest Payment Date (as defined in the Senior Notes) following consummation of the Exchange Offer, Customer shall make a payment to MLC equal to 20% of any Senior Note Interest Savings in respect of such Interest Payment Date, which amount, if any, shall be added to the principal payments otherwise due under the Original Loan Agreements prior to March 1, 2007 and after March 1, 2007, to the principal balance otherwise due under this Loan Agreement.

ARTICLE IV.    GENERAL PROVISIONS

     Section 4.1   Representations and Warranties. Customer represents and warrants to MLC that:

(a).  Organization and Existence. Customer is a corporation, duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation; the organizational number assigned to Customer by such jurisdiction is C1968719; Customer is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect; and, where applicable, each Business Guarantor is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary, and where the failure to be so qualified would have a Material Adverse Effect.

(b).  Execution, Delivery and Performance. Each Credit Party has the requisite power and authority to enter into and perform the Loan Documents. The Customer holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required in order to own or operate the Customer’s business except where the failure to do so would have a Material Adverse Effect. The execution, delivery and performance by Customer of this Loan Agreement and by each of the other Credit Parties of such of the other Loan Documents to which it is a party: (i) have been duly authorized by all requisite corporate action by such Credit Party, (ii) do not and will not violate or conflict with any material law, order or other governmental requirement, or any of the agreements, instruments or documents which formed or govern any of the Credit Parties, and (iii) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other material agreement, instrument or document to which it is a party or is subject.

(c).  Notices and Approvals. Except as may have been given or obtained, no notice to or consent or approval of any governmental body or authority or other third party whatsoever (including, without limitation, any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of this Loan Agreement, the Note and the other Loan Documents to which it is a party other than where the failure to have been given or to have obtained such notice, consent or approval would not have a Material Adverse Effect.

(d).  Enforceability. The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

(e).  Collateral. Except for the existence of, or priorities afforded to, any Permitted Liens: (i) Customer has good and marketable title to the Collateral, (ii) none of the Collateral is subject to any lien, encumbrance or security interest, other than liens, encumbrances or security interests for the benefit of MLC, and (iii) upon the filing of all Uniform Commercial Code financing statements authenticated or otherwise authorized by Customer with respect to the Collateral in the appropriate jurisdiction(s) and/or the completion of any other action required by applicable law to perfect its liens and security interests, MLC has and will continue to have valid and perfected first liens and security interests upon all of the Collateral. Without limiting the foregoing:

(i).  The chief executive office and chief place of business (as such terms are used in Article 9 of the UCC) of Customer is located at the address specified in the preamble hereto.

(ii).  The tangible Collateral is and will remain tangible personal property and is not and shall not constitute real property fixtures. The tangible Collateral is removable from and is not essential to the premises at which the tangible Collateral is located.

(iii).  All of the tangible Collateral is located at the Location of Tangible Collateral.

(f).  Financial Statements. Except as expressly set forth in Customer’s or any Business Guarantor’s financial statements, all financial statements of Customer and each Business Guarantor furnished to MLC have been prepared in conformity with generally accepted accounting principles, consistently applied, are true and correct in all material respects, and fairly present the financial condition of it as at such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation.

(g).  Litigation; Compliance With All Laws. No litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Customer, threatened against any Credit Party, which would, materially and adversely affect (i) such Credit Party’s interest in the Collateral or the liens and security interests of MLC hereunder or under any of the Loan Documents, or (ii) the financial condition of such Credit Party or its continued operations. Each Credit Party is in compliance in all material respects with all laws, regulations, requirements and approvals applicable to such Credit Party.

(h).  Tax Returns. All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate governmental agencies and all taxes due and payable by any Credit Party have been timely paid (except to the extent that any such failure to file or pay will not materially and adversely affect (i) either the liens and security interests of MLC hereunder or under any of the Loan Documents, (ii) the financial condition of any Credit Party, or (iii) its continued operations).

(i).  Relationship with Merrill Lynch. Neither Customer nor any shareholder or other Person that controls Customer is (i) an executive officer or director of Merrill Lynch & Co., Inc. or any of its subsidiaries, or (ii) a holder of more than 10% of any class of voting securities of Merrill Lynch & Co., Inc. or any of its subsidiaries. For purposes of this representation, “control” means the power to vote 25% or more of any class of voting securities; the ability to control the election of a majority of directors; or the power to exercise a controlling influence over management policies.

(j).  No Outside Broker. Except for employees of MLC, Merrill Lynch, Pierce, Fenner & Smith Financial Consultant (“MLPF&S”) or one of their affiliates or as described in writing by Customer to MLC, Customer has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to MLC by, any broker or other loan arranger.

(k).  Environmental Matters. In the ordinary course of its business, the officers of Customer consider the effect of Environmental Laws on the business of Customer, in the course of which they identify and evaluate potential risks and liabilities accruing to Customer due to Environmental Laws. On the basis of this consideration, Customer has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect on Customer or any Business Guarantor. Neither Customer nor any Business Guarantor has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect on Customer or any Business Guarantor. “Environmental Laws” shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) (42 U.S.C. section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

(l).  Investment Company Act. Neither Customer nor any Business Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(m).  Public Utility Holding Company Act. Neither Customer nor any Business Guarantor is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Each of the foregoing representations and warranties: (i) has been and will be relied upon as an inducement to MLC to make the Loan, and (ii) is continuing and shall be deemed remade by Customer on the Closing Date and at no other time.

    Section 4.2    Financial and Other Information. Customer shall furnish or cause to be furnished to MLC during the term of this Loan Agreement all of the following:

 (a)  Annual Financial Statements. Within 90 days after the close of each fiscal year of Customer, a copy of the annual certified financial statements of Customer and the annual certified financial statements of each Business Guarantor, including, in each case, in reasonable detail, a balance sheet and statement of retained earnings as at the close of such fiscal year and statements of profit and loss and cash flow for such fiscal year;

 (b)  Interim Quartlerly Financial Statements. Within 60 days after the close of each fiscal quarter of Customer, a copy of the interim financial statements of Customer and each Business Guarantor for such fiscal quarter (including in reasonable detail both a balance sheet as of the close of such fiscal period, and statement of profit and loss for the applicable fiscal period);

 (c)  Interim Monthly Financial Statements. Within thirty (30) days after the end of each calendar month, a consolidated and consolidating balance sheet, statement of cash flows and income statement prepared by Customer covering Customer’s operations during such period, in a form reasonably acceptable to MLC and certified to be true and correct to the best knowledge of a responsible officer of the Customer, and

 (d)  Other Information. Such other information as MLC may from time to time reasonably request relating to Customer, any Credit Party or the Collateral.

 (e)  General Agreements With Respect to Financial Information. Customer agrees that except as otherwise specified herein or otherwise agreed to in writing by MLC: (i) all annual financial statements required to be furnished by Customer to MLC hereunder will be audited by either the current independent accountants for Customer or other independent accountants selected by Customer and reasonably acceptable to MLC, and (ii) all other financial statements required to be furnished by Customer to MLC hereunder will be certified as fairly presenting the financial condition of the Customer in all material respects by the respective chief financial officer.

Section 4.3  Other Covenants. Customer further agrees during the term of this Loan Agreement that:

    (a).  Financial Records; Inspection. Each Credit Party (other than any Individual Guarantor) will: (i) maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with the financial statements heretofore furnished to MLC, or prepared on such other basis as may be approved in writing by MLC or as required by law; and (ii) permit MLC or its duly authorized representatives, upon reasonable notice and at reasonable times, to inspect its properties (both real and personal), operations, books and records, provided that absent the occurrence and continuance of an Event of Default, MLC shall not conduct more than one inspection in any 12 month period.

    (b).  Taxes. Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except to the extent that any such failure to file or pay will not materially and adversely affect either the liens and security interests of MLC hereunder or under any of the Loan Documents, the financial condition of any Credit Party or its continued operations.

    (c).  Compliance With Laws and Agreements. No Credit Party will violate (i) any law, regulation or other governmental requirement, any judgment or order of any court or governmental agency or authority; (ii) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (iii) any agreement, instrument or document to which it is a party or by which it is bound, if any such violation will materially and adversely affect either the liens and security interests of MLC hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

    (d).  No Use of Merrill Lynch Name. Except upon the prior consent of MLC, no Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release, the name, logo or any trademark of MLC, MLPF&S, Merrill Lynch and Co., Inc. or any of their affiliates; provided, however, MLC hereby consents to any filing with the SEC or similar regulatory body and the disclosure of the existence and terms of this facility.

    (e).  Notification By Customer. Customer shall provide MLC with prompt written notification of: (i) any Default or Event of Default; (ii) any Material Adverse Effect in the business, financial condition or operations of any Credit Party; (iii) any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly the financial condition and results of operations purported to be presented in such statements; (iv) any threatened or pending litigation involving any Credit Party which could reasonably be expected to have an Material Adverse Effect; (v) any casualty loss, attachment, lien, judicial process, encumbrance or claim affecting or involving any material portion of the Collateral; and (vi) any change in Customer’s outside accountants. Each notification by Customer pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

    (f).  Entity Organization. Each Credit Party which is an entity will (i) remain (A) validly existing and in good standing in the state of its organization and (B) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary and the failure to do so materially adversely affects MLC’s interest in the Collateral or its ability to enforce the terms of the Loan Documents or exercise any remedies thereunder or under applicable law, as reasonably determined by MLC, and (ii) maintain all governmental permits, licenses and authorizations where the failure to do so would and the failure to do so materially adversely affects MLC’s interest in the Collateral or its ability to enforce the terms of the Loan Documents or exercise any remedies thereunder or under applicable law, as reasonably determined by MLC. Customer shall give MLC not less than 30 days prior written notice of any change in name (including any fictitious name) or chief executive office, place of business, or as applicable, the jurisdiction of organization or principal residence.

    (g).  Merger, Change in Business. Except upon the prior written consent of MLC, Customer shall not cause or permit any Credit Party to: (i) be a party to any merger or consolidation except where Customer is the surviving entity thereof, (ii) sell, transfer or lease all or any substantial part of its assets~~;~~ (iii) engage in any material business substantially different from its business in effect as of the date of application by Customer for credit from MLC, or cease operating any such material business; or (iv) cause or permit any other Person to assume or succeed to any material business or operations of such Credit Party.

Section 4.4  Collateral.

    (a)  Pledge of Collateral. To secure payment and performance of the Obligations, Customer previously pledged, assigned, transfered and set over to MLC, and granted to MLC first liens and security interests in and upon all of the Collateral, subject only to priorities afforded to Permitted Liens.

    (b)  Liens. Customer has not created or permited to exist any lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens, and, except upon the prior written consent of MLC, Customer shall not create or permit to exist any lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens.

    (c)  Performance of Obligations. Customer shall perform in all material respects all of its obligations owing on account of or with respect to the Collateral; it being understood that nothing herein, and no action or inaction by MLC, under this Loan Agreement or otherwise, shall be deemed an assumption by MLC of any of Customer’s said obligations.

    (d)  Sales and Collections. Customer shall not sell, transfer or otherwise dispose of any Collateral so long as there are any Obligations.~~.~~

    (e)  Alterations and Maintenance. Except upon the prior written consent of MLC, Customer shall not make or permit any material alterations to any tangible Collateral which might materially reduce or impair its market value or utility. Customer shall at all times (i) keep the tangible Collateral in good condition and repair, reasonable wear and tear excepted, (ii) take reasonable precautions to protect the Collateral against loss, damage or destruction, (iii) maintain, service, test and inspect the Collateral (A) in accordance with manufacturer’s recommendations, and so as to maintain in full force and effect any maintenance warranties, (B) in compliance with Applicable Law and the requirements of insurance, (C) at a standard consistent with industry practices, and (D) in all events not less than Customer’s standard practices for similar equipment owned, operated or leased by Customer and (iv) pay or cause to be paid all obligations arising from the repair and maintenance of such Collateral, as well as all obligations with respect to any Location of Tangible Collateral (e.g., all obligations under any lease, mortgage or bailment agreement), except for any such obligations being contested by Customer in good faith by appropriate proceedings. Customer shall permit any Person designated by MLC, during normal business hours upon reasonable notice and at MLC’s expense to visit, inspect and survey the tangible Collateral, its condition, use and operation, and the records maintained in connection therewith. None of MLC or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Loan Agreement with respect to such condition or procedure.

    (f)  Location. Customer shall not without MLC’s prior written notification place or move any tangible Collateral to any location other than the Location of Tangible Collateral identified on Exhibit A. In no event shall Customer cause or permit any material tangible Collateral to be removed from the United States without the express prior written consent of MLC. Customer will keep its books and records at its principal office address specified in the first paragraph of this Loan Agreement or at such other location notified to MLC on not less than 30 days’ prior notice.

    (g)  Insurance. Customer shall insure all of the tangible Collateral under a policy or policies of physical damage insurance providing that losses will be payable to MLC as its interests may appear pursuant to a MLC's Loss Payable Endorsement and containing such other provisions as may be reasonably required by MLC. Customer shall maintain such other insurance as may be required by law or is customarily maintained by companies in a similar business or otherwise reasonably required by MLC. All such insurance policies shall provide that MLC will receive not less than 10 days prior written notice of any cancellation, and shall otherwise be in form and amount and with an insurer or insurers selected by Customer and reasonably acceptable to MLC. Customer shall furnish MLC with a copy or certificate of each such policy or policies and, prior to any expiration or cancellation, each renewal or replacement thereof.

    (h)  Forced Placement. In the event that at any time the insurance required by this Section shall be reduced or cease to be maintained below the level required, then (without limiting the rights of MLC hereunder in respect of the Default which arises as a result of such failure) MLC may at its option after failure of Customer to do so, maintain the insurance required hereby in such event. Customer shall reimburse MLC upon demand for the cost thereof with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

    (i)  Use. Customer agrees that the tangible Collateral will be used by Customer solely in the conduct of its business and in a manner complying in all material respects with all applicable laws and any applicable insurance policies. All tangible Collateral shall at all times remain personal property of Customer regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Unless otherwise waived by MLC, Customer shall obtain and deliver to MLC (to be recorded at Customer’s expense) from any Person having an interest in the property where the tangible Collateral is to be located, waivers of any lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the tangible Collateral.

    (j).  Event of Loss. Customer shall at its expense promptly repair all repairable damage to any tangible Collateral where such repair is economically feasible. In the event that there is an Event of Loss and the affected Collateral had a value prior to such Event of Loss of $100,000.00 or more, then, on or before the first to occur of (i) 90 days after the occurrence of such Event of Loss, or (ii) 10 Business Days after the date on which either Customer or MLC shall receive any proceeds of insurance on account of such Event of Loss, or any underwriter of insurance on such Collateral shall advise either Customer or MLC that it disclaims liability in respect of such Event of Loss, Customer shall, at Customer’s option, either replace the Collateral subject to such Event of Loss with comparable Collateral free of all liens other than Permitted Liens (in which event Customer shall be entitled to utilize the proceeds of insurance on account of such Event of Loss for such purpose, and may retain any excess proceeds of such insurance), or permanently prepay the Obligations by an amount equal to the actual cash value of such Collateral as determined by either the insurance company’s payment (plus any applicable deductible) or, in absence of insurance company payment, as reasonably determined by MLC; it being further understood that any such permanent prepayment shall cause an immediate permanent reduction in the Loan in the amount of such prepayment and shall not reduce the amount of any future reductions in the Loan that may be required hereunder. Notwithstanding the foregoing, if at the time of occurrence of such Event of Loss or any time thereafter prior to replacement or line reduction, as aforesaid, an Event of Default shall have occurred and be continuing hereunder, then MLC may at its sole option, exercisable at any time while such Event of Default shall be continuing, require Customer to or prepay the Obligations, as aforesaid.

    (k).  Notice of Certain Events. Customer, upon obtaining knowledge thereof, shall give MLC immediate notice of any attachment, lien, judicial process, encumbrance or claim affecting or involving the Collateral, other than Permitted Liens.

    (l).  Indemnification. Customer shall indemnify, defend and save MLC harmless from and against any and all claims, liabilities, losses and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any nature whatsoever which may be asserted against or incurred by MLC arising out of or in any manner occasioned by (i) the ownership, collection, possession, use or operation of any Collateral, or (ii) any failure by Customer to perform any of its obligations hereunder or under the other Loan Documents; excluding, however, from said indemnity any such claims, liabilities, etc. arising directly out of the willful wrongful act or active gross negligence of MLC as determined in a final non-appealable judgment by a court of competent jurisdiction. This indemnity shall survive the expiration or termination of this Loan Agreement as to all matters arising or accruing prior to such expiration or termination.

Section 4.5  Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Loan Agreement:

    (a).  Failure to Pay. Customer shall fail to pay when due any amount owing by Customer to MLC under the Note or this Loan Agreement, or shall fail to pay when due any other Obligations, and any such failure shall continue for more than five (5) Business Days from the due date.

    (b).  Failure to Perform. Any Credit Party shall default in the performance or observance of any covenant or agreement on its part to be performed or observed under this Loan Agreement, the Note or any of the other Loan Documents (not constituting an Event of Default under any other clause of this Section), and such default shall continue unremedied for ten (10) Business Days (i) after written notice thereof shall have been given by MLC to Customer, or (ii) from Customer’s receipt of any notice or knowledge of such default from any other source.

    (c).  Breach of Warranty. Any representation or warranty made by any Credit Party contained in this Loan Agreement, the Note or any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made.

    (d).  Default Under Other Merrill Lynch Agreement. A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with or directly intended for the benefit of MLC, MLPF&S or any of their affiliates, and any required notice shall have been given and required passage of time shall have elapsed, or the Agreement shall be terminated for any reason.

    (e).  Bankruptcy Event. Any Bankruptcy Event shall occur.

    (f).  Material Adverse Effect. Any event shall occur which shall result in a Material Adverse Effect.

    (g).  Default Under Other Agreements. Any event shall occur which results in any default of any material agreement involving any Credit Party or any agreement evidencing any indebtedness of any Credit Party of $5,000,000.00 or more the result of which default would permit or result in the holder of such indebtedness to declare such indebtedness due prior to its original maturity.

    (h).  Collateral Impairment or Lapse in Insurance Coverage. The loss, theft or destruction of any material portion of the Collateral, or any levy, attachment, seizure or confiscation of material portion of the Collateral which is not released within ten (10) Business Days; or the failure to maintain insurance in accordance with Section 4.4(h).

    (i).  Contested Obligation. (i) Any of the Loan Documents shall for any reason cease to be, or are asserted by any Credit Party not to be a legal, valid and binding obligations of any Credit Party, enforceable in accordance with their terms; or (ii) the validity, perfection or priority of MLC’s first lien and security interest on any of the Collateral is contested by any Person; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part, such Credit Party’s obligations under any Loan Document.

    (j).  Judgments. A judgment shall be entered against any Credit Party in excess of $5,000,000.00 and the judgment is not paid in full and discharged, or stayed and bonded to the satisfaction of MLC.

    (k).  Change in Control. (i)Customer shall enter into any transaction of merger or consolidation where Customer is not the surviving entity without the prior written consent of MLC; (ii) Customer shall cease to do business as a going concern, liquidate, or dissolve; (iii) Customer shall sell, transfer, or otherwise dispose of all or substantially all of its assets or property.

    (l).  Dissolution. The dissolution, or the filing for dissolution of any Credit Party.

Section 4.6  Remedies.

    (a)  Remedies Upon Default. Upon the occurrence and during the continuance of any Event of Default, MLC may at its sole option do any one or more or all of the following, at such time and in such order as MLC may in its sole discretion choose:

(i).  Termination. MLC may without notice terminate its obligation to extend any credit to or for the benefit of Customer (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of MLC).

(ii).  Acceleration. MLC may declare the principal of and interest and any premium on the Note, and all other Obligations to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest, premium and other Obligations shall automatically become due and payable without any action on the part of MLC.

(iii).  Exercise Other Rights. MLC may exercise any or all of the remedies of a secured party under applicable law and in equity, including, but not limited to, the UCC, and any or all of its other rights and remedies under the Loan Documents.

(iv).  Possession. MLC may require Customer to make the Collateral and the records pertaining to the Collateral available to MLC at a place designated by MLC which is reasonably convenient to Customer, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Customer.

(v).  Sale. MLC may sell any or all of the Collateral at public or private sale upon such terms and conditions as MLC may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. MLC may purchase any Collateral at any such sale free of Customer’s right of redemption, if any, which Customer expressly waives to the extent not prohibited by applicable law. The net proceeds of any such public or private sale and all other amounts actually collected or received by MLC pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations, with any remaining proceeds paid to Customer or whoever else may be entitled thereto, and with Customer and each Guarantor remaining jointly and severally liable for any amount remaining unpaid after such application.

(vi).  Delivery of Cash, Checks, Etc. MLC may require Customer to forthwith upon receipt, transmit and deliver to MLC in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by MLC) which may be received by Customer at any time in full or partial payment of any Collateral, and require that Customer not commingle any such items which may be so received by Customer with any other of its funds or property but instead hold them separate and apart and in trust for MLC until delivery is made to MLC.

(vii).  Control of Collateral. MLC may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and endorse Customer’s name on any item of payment on or proceeds of the Collateral.

    (b).  Set-Off. MLC shall have the further right upon the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply toward payment of any of the Obligations, in such order of application as MLC may from time to time and at any time elect, any cash, credit, deposits, accounts, financial assets, investment property, securities and any other property of Customer which is in transit to or in the possession, custody or control of MLC, MLPF&S or any agent, bailee, or affiliate of MLC or MLPF&S. Customer previously collaterally assigned and granted to MLC a continuing security interest in all such property as Collateral and as additional security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, MLC shall have all rights in such property available to collateral assignees and secured parties under all applicable laws, including, without limitation, the UCC.

    (c).  Power of Attorney. Effective upon the occurrence and during the continuance of an Event of Default, Customer hereby irrevocably appoints MLC as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of MLC, to from time to time in MLC’s sole discretion take any action and to execute any instrument which MLC may deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Documents, including, but not limited to, to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Customer included in the Collateral. The powers of attorney granted to MLC in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of MLC under this Loan Agreement have been terminated.

    (d).  Remedies are Severable and Cumulative. All rights and remedies of MLC herein are severable and cumulative and in addition to all other rights and remedies available in the Note, the other Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

    (e).  No Marshalling. MLC shall be under no duty or obligation to (i) preserve, protect or marshall the Collateral; (ii) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (iii) realize upon the Collateral in any particular order or manner, (iv) seek repayment of any Obligations from any particular source; (v) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan Documents, with or without also realizing on the Collateral; (vi) permit any substitution or exchange of all or any part of the Collateral; or (vii) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents, whether or not such substitution or release would leave MLC adequately secured.

    (f).  Notices. To the fullest extent permitted by applicable law, Customer hereby irrevocably waives and releases MLC of and from any and all liabilities and penalties for failure of MLC to comply with any statutory or other requirement imposed upon MLC relating to notices of sale, holding of sale or reporting of any sale, and Customer waives all rights of redemption or reinstatement from any such sale. Any notices required under applicable law shall be reasonably and properly given to Customer if given by any of the methods provided herein at least 5 Business Days prior to taking action. MLC shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date. In the event MLC seeks to take possession of any or all of the Collateral by court process, Customer further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

Section 4.7  Miscellaneous.

    (a).  Non-Waiver. No failure or delay on the part of MLC in exercising any right, power or remedy pursuant to this Loan Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Neither any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents, nor any consent to any departure by Customer therefrom, shall be effective unless the same shall be in writing and signed by MLC. Any waiver of any provision of this Loan Agreement, the Note or any of the other Loan Documents and any consent to any departure by Customer from the terms of this Loan Agreement, the Note or any of the other Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, no notice to or demand on Customer shall in any case entitle Customer to any other or further notice or demand in similar or other circumstances.

    (b).  Confidentiality. MLC agrees to keep confidential any information furnished or made available to it by Customer pursuant to this Loan Agreement; provided that nothing herein shall prevent MLC from disclosing such information (a) to any officer, director, employee, agent, auditor, attorney or advisor of MLC or Merrill Lynch & Co., Inc. or any of their affiliates, (b) to any other person if it is reasonably necessary for the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public other than as a result of a disclosure by MLC prohibited by this Loan Agreement, (g) in connection with any litigation to which MLC or any of its affiliates may be a party with any Credit Party, (h) in connection with the sale, assignment, syndication or transfer of any or all of MLC’s rights and interests under the Loan Documents, provided any purchaser, assignee or transferee agrees to keep such information confidential, and (i) to the extent necessary in connection with the exercise of any remedy under this Loan Agreement or the Loan Documents.

    (c).  Communications. Delivery of an agreement, instrument or other document may, at the discretion of MLC, be by electronic transmission. Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing, and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail return receipt required. Notices may be addressed to Customer as set forth at its address shown in the preamble hereto, or to any office to which billing or account statements are sent; to MLC at its address shown in the preamble hereto, or at such other address designated in writing by MLC. Any such communication shall be deemed to have been given upon, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier five (5) Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received.

    (d).  Fees, Expenses and Taxes. Customer shall upon demand pay or reimburse MLC for: (i) all UCC, recording and search fees and expenses incurred by MLC in connection with the verification, perfection or preservation of MLC’s rights hereunder or in any Collateral or any other collateral for the Obligations; (ii) any and all stamp, transfer, mortgage, intangible, document, filing, recording and other taxes and fees, excluding income taxes, payable or determined to be payable in connection with the borrowings hereunder or the execution, delivery, filing and/or recording of the Loan Documents and any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith; and (iii) all reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by MLC in connection with the preparation, execution, administration, collection, enforcement, protection, waiver or amendment of this Loan Agreement, or under any of the other Loan Documents and such other instruments or documents, and the rights and remedies of MLC thereunder and all other matters in connection therewith. The obligations of Customer under this paragraph shall survive the expiration or termination of this Loan Agreement and the discharge of the other Obligations.

    (e).  Right to Perform Obligations. If Customer shall fail to do any act or thing which it has covenanted to do under this Loan Agreement or any of the Loan Documents, or any representation or warranty on the part of Customer contained in this Loan Agreement or any of the Loan Documents shall be breached, MLC may, in its sole discretion, after 5 Business Days written notice is sent to Customer (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all reasonable amounts so expended by MLC shall be repayable to MLC by Customer upon demand, with interest at the “Interest Rate” (as that item is defined in the Note) during the period from and including the date funds are so expended by MLC to the date of repayment, and all such amounts shall be additional Obligations. The payment or performance by MLC of any of Customer’s obligations hereunder shall not relieve Customer of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default.

    (f).  Late Charge. Any payment required to be made by Customer pursuant to this Loan Agreement or any of the Loan Documents not paid within five (5) days of the applicable due date shall be subject to a late charge in an amount equal to the lesser of: (i) 5% of the overdue amount, or (ii) the maximum amount permitted by applicable law. Such late charge shall be payable on demand.

    (g).  Further Assurances. Customer agrees to do such further acts and things and to execute and deliver to MLC such additional agreements, instruments and documents as MLC may reasonably require or deem advisable to effectuate the purposes of this Loan Agreement, the Note or any of the other Loan Documents, or to establish, perfect and maintain MLC’s security interests and liens upon the Collateral, including, but not limited to: (i) executing financing statements or amendments thereto when and as reasonably requested by MLC; and (ii) if in the reasonable judgment of MLC it is required by local law, causing the owners and/or mortgagees of the real property on which any Collateral may be located to execute and deliver to MLC waivers or subordinations reasonably satisfactory to MLC with respect to any rights in such Collateral.

    (h).  Binding Effect. This Loan Agreement, the Note and the other Loan Documents shall be binding upon, and shall inure to the benefit of MLC, Customer and their respective successors and assigns. MLC reserves the right, at any time while the Obligations remain outstanding, to sell, assign, syndicate or otherwise transfer or dispose of any or all of MLC’s rights and interests under the Loan Documents. MLC also reserves the right at any time to pool the Loan with one or more other loans originated by MLC or any other Person, and to securitize or offer interests in such pool on whatever terms and conditions MLC shall determine; provided all parties agree to the confidentiality restrictions herein. Subject to Section 4.7(b), Customer consents to MLC releasing financial and other information regarding Credit Parties, the Collateral and the Loan in connection with any such sale, pooling, securitization or other offering. Customer shall not assign any of its rights or delegate any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents without the prior written consent of MLC. Unless otherwise expressly agreed to in a writing signed by MLC, no such consent shall in any event relieve Customer of any of its obligations under this Loan Agreement, the Note or any of the other Loan Documents.

    (i).  Interpretation; Construction. (i) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (ii) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because of which Person (or its representative) drafted or supplied the wording for such provision; and (iii) where the context requires: (a) use of the singular or plural incorporates the other, and (b) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

    (j).  Governing Law. This Loan Agreement, the Note and, unless otherwise expressly provided therein, each of the other Loan Documents, shall be governed in all respects by the laws of the State of Illinois, not including its conflict of law provisions.

    (k).  Severability of Provisions. Whenever possible, each provision of this Loan Agreement, the Note and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Loan Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement, the Note and the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

    (l).  Term. This Loan Agreement shall become effective when accepted by MLC at its office in Chicago, Illinois, and subject to the terms hereof, shall continue in effect so long thereafter as there shall be any moneys owing hereunder or under the Note, or there shall be any other Obligations outstanding. Customer hereby waives notice of acceptance of this Loan Agreement by MLC.

    (m).  Exhibits. The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

    (n).  Counterparts. This Loan Agreement may be executed in one or more counterparts (which may be delivered by facsimile) which, when taken together, constitute one and the same agreement.

    (o).  Jurisdiction; Waiver. Customer acknowledges that this Loan Agreement is being accepted by MLC in partial consideration of MLC’s right and option, in its sole discretion, to enforce the Loan Documents in either the State of Illinois or in any other jurisdiction where Customer or any Collateral may be located. Customer irrevocably submits itself to jurisdiction in the State of Illinois and venue in any state or federal court in the County of Cook for such purposes, and Customer waives any and all rights to contest said jurisdiction and venue and the convenience of any such forum, and any and all rights to remove such action from state to federal court. Customer further waives any rights to commence any action against MLC in any jurisdiction except in the County of Cook and State of Illinois. Customer agrees that all such service of process shall be made by mail or messenger directed to it in the same manner as provided for notices to Customer in this Loan Agreement and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to Customer or Customer’s agent. Nothing contained herein shall affect the right of MLC to serve legal process in any other manner permitted by law or affect the right of MLC to bring any action or proceeding against Customer or its property in the courts of any other jurisdiction. Customer waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of MLC.

    (p).  Jury Waiver. MLC and Customer hereby each expressly waive any and all rights to a trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other party with respect to any matter relating to, arising out of or in any way connected with the Loan, the Obligations, this Loan Agreement, any of the other Loan Documents and/or any of the transactions which are the subject matter of this Loan Agreement.

    (q).  Integration. This Loan Agreement, together with the other Loan Documents, constitutes the entire understanding and represents the full and final agreement between the parties with respect to the subject matter hereof, and may not be contradicted by evidence of prior written agreements or prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements of the parties. Without limiting the foregoing, Customer acknowledges that: (i) no promise or commitment has been made to it by MLC, MLPF&S or any of their respective employees, agents or representatives to make any Loan on any terms other than as expressly set forth herein, or to make any other loan or otherwise extend any other credit to Customer or any other party; and (ii) except as otherwise expressly provided herein, this Loan Agreement supersedes and replaces any and all proposals, letters of intent and approval and commitment letters from MLC to Customer, none of which shall be considered a Loan Document. No amendment or modification of any of the Loan Documents to which Customer is a party shall be effective unless in a writing signed by both MLC and Customer.

    (r).  Survival. All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Customer shall survive the termination, discharge or cancellation of the Loan Documents.

    (s).  Customer’s Acknowledgments. The Customer acknowledges that the Customer: (i) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (ii) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (iii) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

PAC-WEST TELECOMM, INC.

By:
Signature     /s/ Michael L. Sarina

Printed Name      Michael L. Sarina

Title     Chief Financial Officer

Accepted at Chicago, Illinois:

Merrill Lynch Capital,
a division of Merrill Lynch Business Financial Services Inc.

By:  /s/Ferris W. Mapes
Name:  Ferris W. Mapes
Title:  Director

[Signature Page to Amended and Restated Term Loan and Security Agreement]

Exhibit A

Collateral

(See attached)

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Exhibit B

Restructuring Notice

(See attached)

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Exhibit C

Senior Loan Facility Notice

(See attached)

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Exhibit D

Financial Information privided or available to Pac-West Funding Company LLC

(See attached)

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Exhibit E

Financing Statements filed under Original Loan Agreement

(See attached)